Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "KONA GOLD SOLUTIONS, INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF JULY, A.D. 2020, AT 10:48 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3881153 8100
SR# 20206156867

Authentication: 203276732
Date: 07-14-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:48 PM 07/09/2020
FILED 10:48 PM 07/09/2020
SR 20206156867 - File Number 3881153

CERTIFICATE OF DESIGNATION OF THE PREFERENCES, RIGHTS, AND LIMITATIONS OF THE SERIES C PREFERRED STOCK OF KONA GOLD SOLUTIONS, INC.

The undersigned, the Chief Executive Officer of Kona Gold Solutions, Inc., a Delaware corporation (the "Company"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the following resolution amending a series of preferred stock, which attributes were previously set forth in the Company's Certificate of Incorporation, designated as Series C Preferred Stock, was duly adopted on July 8, 2020, as follows:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of its Certificate of Incorporation, the Board hereby sets forth in full all of the designations, powers, preferences, and relative and other special rights of that certain series of the Company's preferred stock, par value $0.00001 per share, hereby named "Series C Preferred Stock" and all of the qualifications, limitations, and restrictions, each as set forth hereinbelow:

Section 1. Designation; Ranking. A series of preferred stock is hereby designated as the Company's Series C Preferred Stock (the "Series C Preferred Stock"). All series of preferred stock, whether now or hereafter designated, may by their respective terms have a preference over the Series C Preferred Stock in respect of distribution upon liquidation, dividends, or any other right or matter. The Series C Preferred Stock is junior to the Company's Series B Preferred Stock and the Company's Series D Preferred Stock.

Section 2. Number. The number of shares so designated shall be up to two hundred fifty (250) shares, par value $0.0001 per share, and such amount may not be increased except by the favorable vote or the written consent of the holders of at least a majority of the issued and outstanding shares of Series C Preferred Stock or by a resolution of the Board of Directors. Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options, or warrants or upon conversion of outstanding securities issued by the Company.

Section 3. Dividends. The holders of the Series C Preferred Stock shall not be entitled to receive dividends thereon.

Section 4. Voting Rights.

a) Voting Rights Generally. Subject to Section 4(b), each holder of record of Series C Preferred Stock shall be entitled to two million (2,000,000) votes for each share of Series C Preferred Stock held of record by such holder on all matters on which stockholders generally or holders of Series C Preferred Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Company's capital stock).

b) Board of Directors Election. Notwithstanding the foregoing, each holder of record of Series C Preferred Stock shall be entitled one vote for each share of Series C Preferred Stock held of record by such holder in connection with any vote regarding the election of directors of the Company.

c) Separate Vote Required. At any time when shares of Series C Preferred Stock are outstanding, in addition to any other vote required by law or the Company's Certificate of Incorporation, the Company shall not, without the written consent or affirmative vote of the holders of at least a majority of the then-outstanding shares of Series C Preferred Stock, voting or consenting separately as a class, either directly or by amendment, merger, consolidation, or otherwise, change the rights or preferences of the Series C Preferred Stock or increase the authorized number of shares of Series C Preferred Stock.

Section 5. Conversion. The Series C Preferred Stock shall be convertible into shares of the Company's common stock, par value $0.00001 per share (the "Common Stock"), in the manner set forth below. Shares of Series C Preferred Stock converted into shares of Common Stock in accordance with the terms hereof shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Convertible Preferred Stock.

a) Conversions at Option of Holder. Provided that a Liquidation Event (as defined below) has not occurred, the holder of each share of the Series C Preferred Stock shall be entitled, upon (i) written notice to the transfer agent (or to the Company if the Company serves as its own transfer agent) and (ii) the satisfaction of the requirements set forth in Section (5)(a)(iii), to convert all or any part of the Series C Preferred Stock then held by such holder into one (1) fully paid and nonassessable share of the Common Stock.

i) Liquidation Event. "Liquidation Event" shall mean (i) the dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, or (ii)(A) any reorganization, consolidation, merger, or similar transaction or series of related transactions (each, a "Combination Transaction") in which the Company is a constituent party, or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such Combination Transaction, if, as a result of such Combination Transaction, the voting securities of the Company that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an "Acquiring Stockholder", as defined below) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; or (B) a sale, lease, license, transfer or other disposition, whether in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company, An "Acquiring Stockholder" means a stockholder or stockholders of the corporation that (l) merges or combines with the Company in such Combination Transaction or (2) owns or controls a majority of another corporation that merges or combines with the Company in such Combination Transaction.

solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company's Certificate of Incorporation.

d) No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all time in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences, and privileges of the holders of the Series C Preferred Stock against impairment.

e) Taxes Upon Conversion. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant to this Section 5(e). The Company shall not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that the tax has been paid.

f) New Stock Certificate. In the event less than all the shares represented by a certificate are converted, the Company shall promptly issue to the holder thereof a new certificate representing the unconverted shares.

g) Delivery of Common Stock Certificates. As soon as practicable after the conversion of shares of the Series C Preferred Stock, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to applicable holder of the Series C Preferred Stock, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable shares of the Common Stock to which such holder shall be entitled on such conversion. The certificates shall bear a restrictive legend in the following form, as appropriate:

> "NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN

OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES."

Section 6. Adjustments.

a) Adjustment Upon Common Stock Event. At any time or from time to time hereafter, upon the happening of a Common Stock Event (as hereinafter defined), the ratio at which the Series C Preferred Stock converts into shares of the Company's Common Stock (the "Series C Preferred Stock Conversion Formula") shall, simultaneously with the happening of such Common Stock Event, be adjusted so that the number of shares of the Common Stock receivable upon conversion thereof equals the number of shares of Common Stock on the date of such Common Stock Event. The Series C Preferred Stock Conversion Formula shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" shall mean (i) the issuance by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

b) Adjustments for Other Dividends and Distributions. If, at any time or from time to time hereafter, the Company pays a dividend or otherwise makes a distribution or distributions to the holders of Common Stock payable in securities of the Company, other than an event constituting a Common Stock Event, then, in each such event, provision shall be made so that the holders of Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company that they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series C Preferred Stock or with respect to such other securities by their terms.

c) Adjustments for Reclassification, Exchange, and Substitution. If, at any time or from time to time hereafter, the Common Stock issuable upon conversion of the Series C Preferred Stock is changed into the same or different number of shares of any class or classes of stock, whether by recapitalization, reclassification, exchange, substitution, or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 6, then, and in each event, but subject to Section 5, each holder of Series C Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, or other change by the holders of the number of shares of Common Stock into which such shares of the Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, or change, all

subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

d) Reorganizations, Mergers, and Consolidations. If, at any time or from time to time hereafter, there is a reorganization of the Company (other than a recapitalization, subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 6 or a merger or consolidation of the Company with or into another corporation (except a Liquidation Event (as hereinafter defined)), then, as a part of such reorganization, merger, or consolidation, provision shall be made so that the holders of the Series C Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Company, or of such successor corporation resulting from such reorganization, merger, or consolidation, to which a holder of the Common Stock deliverable upon conversion would have been entitled on such reorganization, merger, or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series C Preferred Stock after the reorganization, merger, or consolidation to the end that the provisions of this Section 6 (including adjustment of the Series C Preferred Stock Conversion Formula then in effect and number of shares issuable upon conversion of the Series C Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 6 shall similarly apply to successive reorganizations, mergers, and consolidations. A "Liquidation Event" shall mean (i) the dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, or (ii) any reorganization, consolidation, merger, or similar transaction or series of related transactions (each, a "Combination Transaction") in which the Company is a constituent party, or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such Combination Transaction, if, as a result of such Combination Transaction, the voting securities of the Company that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an "Acquiring Stockholder" as defined below) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; or (iii) a sale, lease, license, transfer, or other disposition, whether in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company. An "Acquiring Stockholder" means a stockholder or stockholders of the corporation that (1) merges or combines with the Company in such Combination Transaction or (2) owns or controls a majority of another corporation that merges or combines with the Company in such Combination Transaction.

e) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series C Preferred Stock Conversion Formula, the Company, at its expense, shall cause its Chief Financial Officer (or other executive officer) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid (or by electronic mail if agreed to by the holder), to each holder of the Series C Preferred Stock at such holder's registered address as shown on the Company's books.

Section 7. Liquidation Preference. Upon any Liquidation Event before any distribution or payment shall be made to the holders of any stock ranking junior to the Series C Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to be paid out of the assets of the Company an amount equal to $1.00 in the aggregate for all issued and outstanding shares of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like with respect to such shares) (the "Preference Value"). After the payment of the full applicable Preference Value of each share of the Series C Preferred Stock as set forth herein, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Company's Common Stock. The Company shall mail written notice of any such Liquidation Event, not less than forty-five (45) days prior to the payment date stated therein, to each holder.

Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the holders hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee, if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission), if sent during normal business hours of the recipient, and on the next business day, if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (1) to the Company, at its principal executive office and (2) to any stockholder, at such holder's address as it appears in the stock records of the Company (or such other address for a stockholder as shall be specified in a notice given in accordance with this Section 8).

b) Lost or Mutilated Preferred Stock Certificate. If a holder's Series C Preferred Stock certificate shall be mutilated, lost, stolen, or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen, or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen, or destroyed, but only upon receipt of evidence of such loss, theft, or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Company.

c) Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Company and by the holders holding a majority of the issued and outstanding shares of Series C Preferred Stock, and any such written amendment, modification, or waiver will be binding upon the Company and each holder of Series C Preferred Stock.

[Remainder of the page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate of Designation and does affirm the foregoing as true this 8 day of July, 2020.

KONA GOLD SOLUTIONS, INC.

By: ______________________
Robert Clark, Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series C Preferred Stock indicated below into shares of common stock, par value $0.00001 per share (the "Common Stock"), of Kona Gold Solutions, Inc., a Delaware corporation (the "Company"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Company. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:______________________________

Number of shares of Series C Preferred Stock owned prior to Conversion: ____

Number of shares of Series C Preferred Stock to be Converted:____________

Stated Value of shares of Series C Preferred Stock to be Converted:_________

Number of shares of Common Stock to be Issued:____________________

Number of shares of Series C Preferred Stock subsequent to Conversion: ____

Address for Delivery: __________________

or

DWAC Instructions:

Broker no:____________________

Account no: __________________

[HOLDER]

By: ______________________________
Name:
Title: